AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 6th day of June, 2018 (the “Effective Date”) by and between Tech Data Corporation, a Florida corporation (“Employer”), and Robert M. Dutkowsky (“Employee”).
RECITALS
A.     Employee and Employer have mutually agreed to change the title and position of Employee with Employer and amend the Employment Agreement between Employee and Employer dated the 2nd of October, 2006 (the “Original Employment Agreement”).
B.    Employee desires to serve as Employer’s Executive Chairman.
C.     Employer desires to employ Employee as its Executive Chairman.
NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, Employer and Employee agree as follows:

1.	Employment.

1.1
Position. Subject to the terms and conditions of this Agreement, Employer changes Employee’s position and title with Employer, and Employee hereby accepts the modified position and title of employment, to serve as the Executive Chairman of Employer with all the duties, responsibilities, and authority normally associated with the Chairman of the Board. In addition, Employee will regularly advise the Chief Executive Officer, provide support in vendor, customer and community engagement as directed by the Chief Executive Officer, and support strategic projects as directed by the Chief Executive Officer or the Board. Employer and Employee acknowledge that, as Executive Chairman Employee will not be an Executive Officer and that this change in Employee’s role is mutually agreed and will not constitute a separation of service; “Good Cause” for termination under the Original Employment Agreement; or result in the payment of any separation or severance payments.

1.2
Duties/Other Employment. While serving as Executive Chairman, Employee shall devote substantially all of his business time and all reasonable efforts to his employment and perform diligently such duties. Employee shall not, without the prior written consent of the Board of Directors of Tech Data Corporation (the “Board”), directly or indirectly, other than in the performance of duties naturally inherent in the businesses of Employer and/or in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not interfere with his full-time employment hereunder, Employee may attend to outside investments, upon approval of the Board, serve as a

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director of a corporation which does not compete with Employer (within the meaning of Section 5.1), and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations. Employee’s work location shall be at the Employer’s headquarters in Clearwater, Florida. In Employee's positions as a director, he will be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Employer shall assist Employee in timely making any requisite filings with the Securities and Exchange Commission ("SEC").

2.
Employment Term. Subject to the provisions for termination as hereinafter provided, the new position and role of the Employee’s employment with the Employer shall begin on the Effective Date and shall continue until such time as it is terminated as provided in Section 7.

3.	Remuneration. Employer shall pay Employee the following compensation, remuneration and other benefits:

3.1
Salary. As compensation for Employee’s services to Employer as Chairman Employee will receive a board retainer as determined by the Board annually. The initial retainer for Employee’s role as Chairman shall be Two Hundred Thousand ($200,000) Dollars. In addition, as compensation for Employee’s duties as an ongoing employee of Employer, Employer shall pay Employee an annual Base Salary in the amount of Three Hundred Thousand ($300,000.00) (the “Base Salary”) in biweekly installments consistent with its practices at its Clearwater, Florida location (subject to all applicable governmental withholdings, and any deductions or withholdings authorized by Employee). The Chairman retainer and the Base Salary shall be reviewed annually by the Board for adjustment consistent with the review by the compensation committee of the Board (the “Compensation Committee”) of all Board and employee compensation.

3.2
 Benefits, Reimbursement of Expenses, Etc. Employee shall be eligible to participate in or receive benefits under any retirement plan, nonqualified deferred compensation plan, medical and dental benefits, life and disability insurance benefits and all other employee privileges and benefits, in each case, as generally provided or made available to other employees of Employer (but subject to the regular eligibility, operational and other requirements of such plans). In addition, Employee will participate in Employer’s Executive Choice Plan and Executive Severance Plan.

3.3
Code Section 280G. In the event that it is determined that any payment or distribution of any type to or for Employee's benefit made by the Employer, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Employer’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Employee shall determine whether to receive the amounts provided in (i) or (ii) and if he selects to reduce payments pursuant to (ii), then Employee shall also determine which payments or benefits will be reduced and in what magnitude.
Employee and the Employer shall furnish such documentation and documents as may be necessary for the Employer's independent external accountants to perform the requisite Code Section 280G computations and analysis. The Employer shall bear all costs that may incurred in connection with performing any calculations contemplated by this Section 3.3.

4.	Confidentiality, Non-Compete, Non-Disparagement, Etc.

4.1	Confidential Information.

(a)
Employee acknowledges that Employer’s Confidential Information is the exclusive property of Employer, is material and confidential, and greatly affects the effective and successful conduct of the business of Employer. Employee agrees to use Employer’s Confidential Information only for the benefit of Employer and shall not at any time, directly or indirectly, either during Employee’s employment with Employer or afterward, divulge, reveal or communicate Employer’s Confidential Information to any person, firm, corporation or entity whatsoever, or use Employer’s Confidential Information for Employee’s own benefit or for the benefit of others.

(b)
Definition. As used in this Section 4.1, the term “Confidential Information” means any and all information, including, but not limited to, information or ideas conceived or developed by Employee, applicable to or in any way related to (i) the present or future business of Employer, (ii) research and development related to Employer’s business, (iii) the business of any customer or vendor of Employer, (iv) trade secrets, (v) processes, formulas, data, program documentation, algorithms, source codes, object codes, know-how, improvements, inventions, and techniques, (vi) all plans or strategies for marketing, development and pricing, and (vii) all information concerning existing or potential customers or vendors, and all similar information disclosed to Employer by other persons and any information in documents or computers that Employer designates as confidential by notation therein or thereon.

4.2
Non-Disparagement and Non-Publication. Employee shall not, at any time, denigrate or disparage Employer or any of its Board of Directors or officers, and Employer and its Board of Directors and officers shall not, at any time, denigrate or disparage Employee.

4.3
Return of Employer’s Property. Employee agrees to make a prompt and complete disclosure to Employer of any Confidential Information in Employee’s possession, upon such a request by Employer. Upon termination of employment and at any other time upon request, Employee further agrees to surrender to Employer all documents, writings and other such materials produced by Employee or coming into Employee’s possession by or through employment with Employer during the term of such employment, and agrees that all such materials are at all times Employer’s property.

4.4
Cooperation. Employee agrees to fully cooperate, in all reasonable respects, with Employer in regard to any internal or external investigations of Employer, its business, its business practices, or the like relating to the period in which Employee is or was employed by Employer. If Employee is requested to provide assistance after termination of his employment, then he will be reimbursed for any reasonable expenses. All payments to Employee under this Section 4.4 shall be made within 30 days of submission of applicable receipts or invoices.

4.5
Legal Disclosure. Notwithstanding the foregoing, no confidentiality, non-disparagement or other obligation owed by Employee to the Employer or its affiliates shall prohibit Employee from reporting, whether anonymously or on a disclosure basis, possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or shall require Employee to notify the Employer or its affiliates of any such report, and none of the Employer or any of its affiliates will retaliate against Employee for any such report. In making any such report, however, Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.

5.	Non-Compete and Non-Solicitation Provisions

5.1
Non-Compete. As a condition to Employer’s obligations under this Agreement, Employee agrees that for a period of two (2) years following the effective date of separation of employment from Employer, anywhere in the world (and each incorporated and unincorporated area thereof), Employee will not own, manage, operate, control, be employed by, act as an agent for, participate in or be connected in any manner with the ownership, management, operation or control of any business which is engaged in wholesale distribution of computer hardware and/or software products or mobility products or IT services as its primary line of business, including but not limited to Ingram-Micro or its affiliates, ALSO/Actebis, West Coast, Arrow Electronics, Inc., Avnet, Synnex, Brighstar, Amazon, D&H Distributing Co., Insight, Pivot and Dell. Nothing contained in this Section 5.1 shall be interpreted to prohibit Employee from owning stock in publicly traded corporations that may compete with Employer provided such stock ownership does not represent a majority or controlling interest in such corporations.

5.2
Non-Solicitation. Employee also agrees that for a period of one (1) year following the effective date of separation of employment from Employer, Employee will not: (i) directly or indirectly, hire or participate in the hiring of any employee of Employer or its subsidiaries, provided, however that this restriction shall not apply either to former employees of Employer or to employees who respond to a general advertisement; (ii) solicit or induce, or attempt to solicit or induce, any employee of Employer or its subsidiaries to leave Employer for any reason; and (iii) solicit or induce, or attempt to solicit or induce any customer of or vendor to Employer or its subsidiaries to stop doing business with or move some or all of such customer or vendor business to a person or entity other than Employer and its subsidiaries. Employee acknowledges that irreparable harm will be suffered by Employer in the event of the breach or potential breach by Employee of any of Employee’s obligations under this Section 5.

5.3
Invalid Provision. The validity or unenforceability of any provision of this Section 5 shall not affect the validity or enforceability of any other provision of this Agreement. Employee and Employer have specifically agreed and acknowledged that the provisions in Section 5 are fair, reasonable and material. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that (a) it is the parties intention and agreement that this Section 5 be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant is too broad or extensive to permit enforcement to its fullest extent, the scope of any such restriction or covenant may be modified but only as necessary as the court, in its judgment, deems warranted in order to have the fullest enforcement possible consistent with governing law.

5.4
Interpretation. Should any provision of this Section be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Section 5 in full force and effect.

6.
Equitable Relief and Survival. The parties acknowledge that if Employee were to breach the provisions of Sections 4 or 5 hereof, money damages alone would not be a sufficient remedy. Therefore, the parties agree that, in addition to money damages and any other relief available, Employer shall also be entitled to obtain an injunction or other equitable relief to enforce the provisions of Sections 4 and/or 5. The provisions of Sections 4, 5, 6 and 10.4 shall survive the termination of this Agreement indefinitely.

EMPLOYEE HAS CAREFULLY READ AND CONSIDERED SECTIONS 4, 5 AND 6, ABOVE AND AGREES THAT THEY ARE FAIR, REASONABLE AND REASONABLY REQUIRED TO PROTECT EMPLOYER’S LEGITIMATE BUSINESS INTERESTS. EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

7.	Termination.

7.1
Employment Termination in General. Anything contained in this Agreement to the contrary notwithstanding, Employee’s employment with Employer under this Agreement is “at will” and may be terminated by either party at any time upon 15 days advance written notice to the other party, but subject to the provisions of this Section 7.

7.2
Termination Rights. In the event that Employee’s employment with Employer terminates or is terminated for any reason, upon such termination, Employee shall receive the following: (a) within 10 business days Employer shall pay Employee any accrued but unpaid Base Salary for services rendered through the date of termination, any accrued but unpaid payments required to be made under this Agreement, any earned but unpaid bonuses (provided that payment thereof shall be made within 75 days of the end of such completed Fiscal Year) or any unpaid business expenses; (b) Employer shall provide any additional benefits as may be otherwise applicable under Employer’s Executive Severance Plan, as provided under Section 7.3; and (c) any other benefits to which Employee may be entitled pursuant to the 2005 Deferred Compensation Plan, plans, policies and arrangements referred to in Section 3.4 above shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

7.3
Severance Benefits. Employee shall be entitled to any benefits payable under Employer’s Executive Severance Plan, but only if and as provided for therein, subject to the following modifications (which apply to Employee only, and no other participant thereunder) and provided, further, that no modification, amendment or termination of the Executive Severance Plan shall be applicable to Employee during the term of his employment with Employer (or during the “Benefits Period” as defined in the Executive Severance Plan) without Employee’s prior written consent:

(a)
a termination of Employee’s employment for “gross misconduct” shall be limited only to circumstances where the Board makes a good faith determination that one or more of the following acts or omissions by Employee has both occurred and resulted in (or is reasonably likely to result in) material harm or damage to Employer or Employer’s reputation:

(i)	a willful and repeated material failure to follow the reasonable and lawful instructions of the Board or a material breach of duties specified in Section 1.2 of this Agreement;

(ii)	a misappropriation of Employer’s property or act of fraud or embezzlement which is willful and material;

(iii)	a willful and material violation of Employer’s written policies applicable to all executive officers of Employer that are provided to Employee, including, without limitation, its Code of Conduct;

(iv)	conviction or a plea of “no contest” (or equivalent) to a crime involving breach of trust, a felony or state or federal securities laws; or

(v)
willful action by, or directed by, Employee that results in a material violation by Employer of applicable securities laws and regulations, listing standards or other material compliance requirements imposed upon Employer;

The foregoing items (i) through (v) are an exclusive list of the acts or omissions that shall be considered “gross misconduct.” For the avoidance of doubt, failure to achieve Employee’s performance objectives will not be considered “gross misconduct.” No act, or failure to act, by Employee shall be considered “willful” unless committed without a reasonable belief that the act or omission was lawful and in the Employer's best interest. The Board shall provide Employee with 15 days advance written notice specifically detailing the basis for a termination of employment for gross misconduct. During the 15 day period after Employee has received such notice, Employee shall have the opportunity to cure any of the above, that are reasonably subject to cure, and also to present his reasons to the full Board as to why the circumstances do not or should not give rise to “gross misconduct” hereunder (with the assistance of Employee's legal representative) before any termination for gross misconduct is finalized by a vote of a majority of the Board. Employee shall continue to receive the compensation and benefits provided by this Agreement during the 15 day period after receiving the written notice of the Employer's intention to terminate Employee's employment for gross misconduct.

(b)	a termination by Employee of his employment will be deemed to be effected for "Good Reason" if any of the following occur without Employee's prior express written consent:

(i)	Employee’s Base Salary is reduced;

(ii)	Employee's position, authority, duties or responsibilities as Executive Chairman are reduced or diminished;

(iii)	Employee ceases to report directly to the Board (disregarding other Board committee reporting normally made or required to be made in the ordinary course);

(iv)	Employee's principal place of employment with Employer is relocated to more than fifty (50) miles from the work location specified above in Section 1.2;

(v)
Employer breaches any material provision of this Agreement or any of its other agreements with Employee (including without limitation Employer's failure to timely provide Employee the cash compensation and/or employee benefits owed to Employee under this Agreement).

The foregoing items (i) through (v) are an exclusive list of the acts or omissions that shall be considered “Good Reason.” The Employee shall provide Employer with 15 days advance written notice specifically detailing the basis for a termination of employment for Good Reason. During the 15 day period after Employer has received such notice, Employer shall have the opportunity to cure any of the above that are reasonably subject to cure.

(c)
Employee shall be entitled to severance payments and benefits under the Executive Severance Plan if (i) Employee terminates his employment for Good Reason, (ii) Employee's employment terminates for any reason during the 30 day period immediately following six months after a Change in Control or (iii) the Employer terminates Employee's employment for any reason other than gross misconduct (each of (i) through (iii), a "Qualifying Termination"). In the event of a Qualifying Termination, Employee shall be entitled to receive the payments and benefits specified in Sections 3.3 and 7.3(d) – (f) and Section IV.5. of the Executive Severance Plan shall be modified such that severance payments will be made to Employee’s estate or heirs in the event of Employee’s death during the Benefits Period.

(d)
for purposes of determining eligibility Employee shall be deemed a “Tier 0” and the “Benefits Period” under Section IV.1.(b) of the Executive Severance Plan, such period shall be deemed to be twenty-four (24) months for payments of Base Salary; and a pro rata portion of the Target Bonus for the Fiscal Year of termination shall be paid to Employee in accordance with Article IV.2 of the Executive Severance Plan (but in no event later than 75 days after the end of the Fiscal Year of Employee’s termination).

8.
Arbitration. The parties hereto agree that, except as provided in Section 6 above relating to enforcement of the covenants set forth in Sections 4 and 5 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes subject to the following: (a) such arbitration shall take place in Clearwater, Florida; and (b) discovery in such arbitration shall be governed by the Federal Rules of Civil Procedure. Arbitration-specific costs and fees (such as the cost of the arbitrator(s)) will be fully paid by the Employer.

9.	Withholding Of Taxes. Employer shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

10.
Clawback. Notwithstanding anything in this Agreement to the contrary, Employee acknowledges that Employer may be entitled or required by law, Employer’s policy (the “Clawback Policy”) or the requirements of an exchange on which the Employer’s shares are listed for trading, to recoup compensation paid to the Employee pursuant to this Agreement or otherwise, and Employee agrees to comply with any Employer request or demand for recoupment. Employee acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of Employer and without the consent of the Employee, and that such modification will be deemed to amend this Agreement. Employee further acknowledges and agrees that the Clawback Policy as in effect from time to time shall apply to any and all payments of compensation and benefits (other than Employee’s base salary and benefits under any tax-qualified retirement plan or health and welfare plan) as specified in the Clawback Policy.

11.	Miscellaneous.

11.1	Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof be declared invalid by a court of competent jurisdiction for any reason whatsoever and cannot be modified to be enforceable, its invalidity will not affect the validity of the remainder of the Agreement, which shall remain in full force and effect.

11.2
Construction. The section headings or subsection headings have been included for convenience only, are not part of this Agreement, and are not to be taken as an interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute but a single instrument.

11.3
Entire Agreement; Amendments, Waiver. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and completely and fully supersedes all other prior agreements, both written and oral, between the parties relating to the subject matter hereof. This Agreement may be amended, waived, changed, modified or discharged only by an agreement in writing signed by the parties. In the event of any conflict in terms between this Agreement and any other agreement between Employee and the Employer (including without limitation the Employer's plans and other agreements referenced herein), the terms of this Agreement shall prevail. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.4
Indemnification. Employer shall indemnify, to the full extent then permitted by law, Employee if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board or an officer or agent of Employer, or is or was serving at the request of Employer as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Employer shall pay expenses, including reasonable attorney’s fees, incurred by Employee in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to Employee seeking indemnification under any law, the Articles of Incorporation of Employer, any agreement, vote of shareholders or disinterested members of the Board, or otherwise, both as to action in official capacities and as to action in another capacity while he is a member of the Board, officer, employee or agent of Employer. The Employer shall maintain non-rescindable side A liability coverage on Employee under the Employer's directors and officers liability insurance policies through at least the fifth anniversary of Employee's termination of services to the Employer. The benefits provided to Employee in this Section 11.4 shall continue as to Employee after he has ceased to be a member of the Board, trustee, officer, employee and/or agent and shall inure to the benefit of the heirs, executors, and administrators of Employee.

11.5	Attorneys’ Fees. The prevailing party in any litigation or arbitration concerning the matters addressed in this Agreement shall be entitled to payment by the other party of all reasonable attorneys’ fees and other out-of–pocket costs expended by such prevailing party in connection with such litigation or arbitration in addition to any damages awarded to such prevailing party pursuant to such litigation or arbitration.

11.6
Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs and personal representatives and other legal representatives. Except as provided below in this Section 11.6, this Agreement shall not be assignable by either party. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties or obligations under this Agreement. In the event that all or substantially all of the business, assets and/or stock of the Employer is sold or transferred, then this Agreement shall be binding on the transferee of the business, assets and/or stock who Employer shall cause to expressly assume in writing the Employer's obligations hereunder.

11.7
Mitigation. Employee shall be under no obligation to seek other employment or to otherwise seek mitigation for any payments owed to Employee under this Agreement and there shall be no offset against any amounts due Employee under this Agreement.

11.8
Code Section 409A Matters. It is the parties' intent that no payment or benefit made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code. Accordingly, notwithstanding any payment date or schedule specified above, the parties agree to work expeditiously to amend this Agreement to conform to their intent as set forth in this Section 11.8. To the extent that the Employer in good faith determines that any payment or benefit provided for under this Agreement constitutes a “deferral of compensation” under Code Section 409A and that Employee is a “specified employee” (as defined under Code Section 409A) as of the relevant date, no such amounts shall be paid to Employee prior to (and will instead be paid on) the earlier of (i) the date that is six months following the date of Employee's “separation from service” with the Employer (within the meaning of Code Section 409A), or (ii) the 30th day following the date on which the Employer receives notice of Employee's death, provided that Employee's death occurs after his separation from service date.

11.9
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to Employee at the home address that Employee most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

11.10	Governing Law. This Agreement shall be subject to, and construed in accordance with, the laws of the State of Florida, without reference to its conflict of laws rules.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

 Tech Data Corporation
 By: /s/ Charles E. Adair                    By: /s/ Robert M. Dutkowsky
Charles E. Adair, Lead Director                Robert M. Dutkowsky